Exhibit 10.11.3

AMENDMENT NO. 2

to the

INTERCONNECTION AGREEMENT

between

BELL ATLANTIC – NEW YORK

and

PAETEC COMMUNICATIONS, INC.

This Amendment No. 2 is made and effective this 28th day of October, 1999, by and between New York Telephone Co., d/b/a Bell Atlantic – New York (“BA”), a New York corporation with offices at 1095 Avenue of the Americas, New York, New York 10036, and PaeTec Communications, Inc. (“PaeTec”), a Delaware corporation with offices at 290 Woodcliff Drive, Fairport, New York 14450. BA and PaeTec may be referred to individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, BA and PaeTec are parties to an Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 (the “Act”), effective November 24, 1998 (the “Agreement”); and

WHEREAS, pursuant to the terms of the Agreement, PaeTec has elected under Section 252(i) of the Act to adopt the terms of the November 11, 1997 agreement between BA and ACC National Telecom Corp. (the “Underlying Terms”); and

WHEREAS, the Parties now desire to amend the Agreement and the Underlying Terms to set forth the terms and conditions that govern the Parties’ payment of Intercarrier Compensation (as such term is hereinafter defined), including compensation for Internet Traffic (as such term is hereinafter defined);

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Parties agree to amend the Agreement as follows:

1.	Add a new Section 1.75 to the Underlying Terms as follows:

“ 1.1.75 “Local Traffic” shall have the same meaning as “Telephone Exchange Service Traffic.” “Internet Traffic” (as such term is hereinafter defined) is not Local Traffic or Telephone Exchange Service Traffic.

2.	Add a new Section 1.1.76 to the Underlying Terms as follows:

1.1.76 “Internet Traffic” means any traffic that is transmitted to or returned from the Internet at any point during the duration of a transmission.

3.	Add a new Section 1.1.77 to the Underlying Terms as follows:

1.1.77 “Compensable Internet Traffic” means dial-up switched Internet Traffic that is originated by an end-user subscriber of one Party, is transmitted by that Party to the switched network of the other Party, and then is handed off by that Party to an Internet Service Provider which has been assigned a telephone number or telephone numbers within an NXX or NXXs which are within the same LATA as the originating end-user subscriber. Internet Traffic over which telephony is conducted is not Compensable Internet Traffic.

4.	Delete Section 1.1.57 of the Underlying Terms.

5.	Add a new Section 1.1.78 to the Underlying Terms as follows:

1.1.78 “Intercarrier Compensation” refers to the remuneration received by one Party (the “Receiving Party”) to recover its costs for receiving and terminating Local Traffic or receiving and handing off Compensable Internet Traffic that originates on the network of the other Party (the “Originating Party”).

6.	Delete existing Section 4.2 and insert a new Section 4.2 to the Underlying Terms as follows:

4.2 Geographic Relevance

4.2.1 Interconnection Points. The Parties shall establish physical Interconnection Points (“IPs”) at the locations designated on Schedule 4.0, which shall be revised from time to time in accordance with the requirements of this Section. Each Party, as an Originating Party, may request that the other Party, as a Receiving party, establish IPs on the Receiving Party’s network that are geographically-relevant to the NXXs (and associated rate centers) that are assigned by the Receiving Party. In the case of BA as a Receiving Party, to the extent PaeTec requests BA to establish a geographically-relevant IP in addition to the BA-IPs at the BA Tandems, the geographically-relevant IP shall be the BA end office serving the Customer for whom the traffic is intended. In the case of PaeTec as a Receiving Party, BA may request, and PaeTec will then establish, geographically-relevant IPs by establishing a PaeTec-IP at a Collocation site at each BA Tandem in a LATA (or, in the case of a single Tandem LATA, at each BA End Office Host), for those NXXs serving equivalent BA rate centers which subtend the BA Tandem (or BA End Office Host). In any LATA in which BA agrees that PaeTec may meet its obligation to establish geographically relevant IPs through a Collocation site at fewer than all of the BA Tandems (or BA End Office Host) in a LATA, including the LATAs identified in Schedule 4.0, then BA shall determine and advise PaeTec as to which PaeTec IP established at a Collocation site (or other available PaeTec IP) BA will deliver traffic from each relevant originating rate center or other originating location.

If PaeTec fails to establish a geographically-relevant IP as provided herein within a commercially reasonable time, then PaeTec shall bill and BA shall pay only the applicable Inter-

carrier Compensation Rate for the relevant NXX, as set forth in Section 7.0 below, less BA’s monthly recurring rate for unbundled dedicated interoffice transport from BA’s originating End Office to PaeTec’s IP.

Should either Party offer additional IPs to any Telecommunications Carrier that is not a Party to this Agreement, the other Party may elect to deliver traffic to such IPs for the NXXs or functionalities served by those IPs. To the extent that any such PaeTec-IP is not located at a Collocation site at a BA Tandem (or BA End Office Host), then PaeTec shall permit BA to establish physical interconnection at the PaeTec-IP, to the extent such physical interconnection is technically feasible.

At any time that PaeTec establishes a Collocation site at a BA End Office, then either Party may request that such PaeTec Collocation site be established as the PaeTec-IP for traffic originated by BA Customers served by that End Office. Such request shall be negotiated pursuant to the Joint Grooming Plan process, and approval shall not be unreasonably withheld or delayed. To the extent that the Parties have already implemented network interconnection in a LATA, then upon BA’s request for a geographically-relevant PaeTec-IP, the Parties shall negotiate a mutually-acceptable transition process and schedule to implement the geographically-relevant IPs. If PaeTec should fail to establish an IP at an end office Collocation site pursuant to BA’s request, or if the Parties have been unable to agree upon a schedule for completing a transition from existing arrangements to geographically relevant PaeTec IPs or to an end office Collocation site PaeTec IP within sixty (60) days following BA’s request, PaeTec shall bill and BA shall pay the applicable Intercarrier Compensation Rate for the relevant NXX, as set forth in Section 7.0 below, less BA’s monthly recurring rate for unbundled dedicated interoffice transport from BA’s originating End Office to the PaeTec-IP.

Should PaeTec choose to obtain transport from BA for Local and Compensable Internet Traffic from a PaeTec-IP at a Collocation site to another PaeTec location, BA shall bill and PaeTec shall pay, the applicable unbundled dedicated interoffice transport and channel termination rates set forth herein.

4.2.2 Trunking Architecture. The Originating Party must establish direct trunking to a Receiving Party’s end office (which may have a Tandem-routed overflow) by self-provisioning, purchasing transport rated as unbundled dedicated interoffice transport from the Receiving Party, or purchasing from a third party if the Local and Compensable Internet Traffic destined for that end office exceeds the equivalent of two DSls for any three (3) months during any six (6) month period. For purposes of this paragraph, BA shall satisfy its end office trunking obligations by handing off traffic to a PaeTec IP. Should PaeTec fail to comply with this end office trunking requirement, then the Intercarrier Compensation rate to be paid by PaeTec shall be determined as follows: (i) for direct (non-switched) end office trunks delivered to BA at the BA Tandem wire center that is subtended by the BA end office serving the Customer location receiving the call, PaeTec shall pay the applicable Intercarrier Compensation rate then in effect pursuant to Section 7.3, plus $.0007 per minute of use; and (ii) for Tandem-switched trunks delivered to BA at the BA Tandem Wire Center that is subtended by the relevant BA end office, PaeTec shall pay the Tandem Office Reciprocal Call Termination Rate as set forth in Exhibit A hereto; provided, however, that in the event PaeTec has properly forecasted and ordered the required trunking from BA and BA has been unable to provision the ordered trunking, PaeTec shall not be obligated to pay the higher Tandem Office rate until BA is able to provide the requested trunking.

7.	Delete existing Section 7.0 of the Underlying Terms and insert an amended Section 7.0 as follows:

7.0 Intercarrier Compensation Arrangements – Section 251(b)(5)

The provisions of this Section 7.0 govern the payment of Intercarrier Compensation between the Parties. The Parties intend and agree that the Originating Party’s payment of Intercarrier Compensation to the Receiving Party in accordance with the terms of this Agreement shall fulfill the Originating Party’s obligation under Section 25 l(b)(5) of the Act to pay reciprocal compensation to the Receiving Party for termination of Local Traffic, and shall further fulfill any obligation the Originating Party may have to compensate the Receiving Party for receiving and handing off Internet Traffic. BA’s delivery of traffic to PaeTec that originates with a third carrier is addressed in Section 10. Where PaeTec delivers traffic to BA that originates with a carrier other than PaeTec, except as may be set forth herein or subsequently agreed to by the Parties, PaeTec shall pay BA the same amount that such carrier would have paid BA for termination of that traffic at the location the traffic is delivered to BA by PaeTec. Compensation for the transport and termination of traffic not specifically addressed in this subsection shall be as provided elsewhere in this Agreement, or if not so provided, as required by the Tariffs of the Party transporting and/or terminating the traffic.

7.1 Nothing in this Agreement shall be construed to limit either Party’s ability to designate the areas within which that Party’s Customers may make calls which that Party rates as local” in its Customer Tariffs.

7.2 Each Party shall pay Intercarrier Compensation to the other Party at equal and symmetrical rates, as provided in Section 7.3 below, on condition that the other Party continues to fulfill its obligations under Section 4.2. These rates are to be applied at the PaeTec-IP for traffic delivered by BA, and at the BA-IP for traffic delivered by PaeTec. No additional charges, including port or transport charges, shall apply for receiving and terminating Local Traffic or receiving and handing off Compensable Internet Traffic delivered to the BA-IP or the PaeTec-IP, except as set forth in the Price Schedule. When Local Traffic or Compensable Internet Traffic is exchanged over the same trunks as Toll Traffic, any port or transport or other applicable access charges related to the delivery of Toll Traffic from the IP to an end user shall be prorated to be applied only to the Toll Traffic.

7.3 The Originating Party shall compensate the Receiving Party as follows:

7.3.1 For Local Traffic and Compensable Internet Traffic delivered by the Originating Party to the Receiving Party during the period from and including February 1, 1999 to and including December 31, 1999, the Originating Party shall compensate the Receiving Party at a rate equal to the lesser of $.003 per minute of use or the applicable Reciprocal Call Termination rates in effect forty-five (45) days prior to the date on which the Parties agree in writing to pay Intercarrier Compensation (as set forth in Amendment No. 2).

7.3.2 For Local Traffic and Compensable Internet Traffic delivered by the Originating Party to the Receiving Party during the period from and including January 1, 2000 to and including March 31,2000, the Originating Party shall compensate the Receiving Party at a rate equal to the lesser of $.0025 per minute of use or the applicable Reciprocal Call Termination rates in effect forty-five (45) days prior to the date on which the Parties agree in writing to pay Intercarrier Compensation (as set forth in Amendment No. 2).

7.3.3 For Local Traffic and Compensable Internet Traffic delivered by the Originating Party to the Receiving Party during the period from and including April 1,2000 to and including

June 30,2000, the Originating Party shall compensate the Receiving Party at a rate equal to the lesser of $.002 per minute of use or the applicable Reciprocal Call Termination rates in effect forty-five (45) days prior to the date on which the Parties agree in writing to pay Intercarrier Compensation (as set forth in Amendment No. 2).

7.3.4 For Local Traffic and Compensable Internet Traffic delivered by the Originating Party to the Receiving Party during the period from and including July 1, 2000 to and including September 30, 2002, the Originating Party shall compensate the Receiving Party at a rate equal to the lesser of $.0015 per minute of use or the applicable Reciprocal Call Termination rates in effect forty-five (45) days prior to the date on which the Parties agree in writing to pay Intercarrier Compensation (as set forth in Amendment No. 2); provided, however, that during any month after January 1, 2001 in which the balance of traffic (including both Local Traffic and Internet Traffic) between the Originating Party and the Receiving Party exceeds a ratio of 10:1, then the rate to be paid by the Originating Party to the Receiving Party in that month for all traffic in excess of said 10:1 ratio shall be the lesser of $.0012 per minute of use or the applicable Reciprocal Call Termination rates in effect forty-five (45) days prior to the date on which the Parties agree in writing to pay Intercarrier Compensation (as set forth in Amendment No. 2).

7.4 Each Party reserves the right to assert in any appropriate forum that Internet Traffic generated in connection with the provisioning of telephony (“Internet Telephony”), such as a connection capable of real-time two-way telephonic communication between two or more locations other than the ISP location, is subject to a different compensation structure (such as, for example, exchange access) than the compensation structure specified in this Section 7.0. The Parties agree to abide by any legally effective order of the FCC, the Commission or a court of competent jurisdiction regarding the compensation structure applicable to Internet Telephony.

7.5 The Intercarrier Compensation arrangements set forth in this Agreement are not applicable to Switched Exchange Access Service, InterLATA or IntraLATA Toll Traffic, or Internet Traffic other than Compensable Internet Traffic. All Switched Exchange Access Service and all Toll Traffic shall continue to be governed by the terms and conditions of the applicable federal and state Tariffs. In addition, the Intercarrier Compensation arrangements set forth in this Agreement are not applicable to special access, private line or any other traffic that is not switched by the Receiving Party.

7.6 If the FCC or the Commission issues an order that establishes a mechanism and rates for telecommunications carriers to compensate one another for the exchange of Local Traffic and Compensable Internet Traffic in the State of New York (such mechanism and rates, the “Regulatory Intercarrier Compensation Scheme”) and such order is effective and not subject to judicial or administrative stay, then either Party may elect, in accordance with a written notice from such Party, to adopt the Regulatory Intercarrier Compensation Scheme, which election shall be memorialized in a writing signed by the Parties; provided, however, that the Regulatory Intercarrier Compensation Scheme shall be effective prospectively only, to have effect from the date of the written notice identified in this paragraph above; provided, further, that such order either must provide that the Regulatory Intercarrier Compensation Scheme applies to Compensable Internet Traffic or must expressly prescribe discrete rates that apply to traffic that is substantially out of balance, in which case the Regulatory Intercarrier Compensation Scheme adopted by PaeTec must replicate the entire rate structure that applies to the various levels of traffic imbalance set forth in such order; provided, further, that if a Party’s adoption of the Regulatory Intercarrier Compensation Scheme would cause the Intercarrier Compensation rate then in effect under Section 7.3 hereof to decrease or increase by less than fifteen percent (15%), then neither Party may elect to adopt the Regulatory Intercarrier Compensation Scheme; and provided, further, that, after its adoption, the Regulatory Intercarrier

Compensation Scheme shall apply only to Compensable Internet Traffic. Except as set forth in this paragraph, each Party irrevocably waives, with respect to the other Party, any and all rights that may have accrued to it prior to October 31, 2002 under Section 252(i) of the Communications Act or any other applicable law or regulation to adopt the terms of any other interconnection agreement, law, regulation, order or arbitration award relating to (i) Intercarrier Compensation, reciprocal compensation or similar compensation mechanisms; and (ii) physical interconnection architecture.

7.7 Compensation for receiving and handing off or terminating Traffic which has been subject to performance of INP by one Party for the other Party pursuant to Section 19 shall be as specified in subsection 19.6.

7.8 The designation of Traffic as Local or Toll for purposes of compensation shall be based on the actual originating and terminating points of the complete end-to-end call, regardless of the carrier(s) involved in carrying any segment of the call.

7.9 Each Party reserves the right to measure and audit all Traffic to ensure that proper rates are being applied appropriately. Each Party agrees to provide the necessary Traffic data or permit the other Party’s recording equipment to be installed for sampling purposes in conjunction with any such audit.

7.10 The Parties will engage in settlements of alternate-billed calls (e.g., collect, calling card, and third-party billed calls) originated or authorized by their respective Customers in Maryland in accordance with the terms of an appropriate IntraLATA Telecommunications Services Settlement Agreement between the Parties substantially in the form appended hereto as Exhibit D.

8.	Delete Section 27.1 of the Underlying Terms and insert a new Section 28.1 to read as follows:

28.1 This Agreement shall be effective as of the date first above written and shall continue in effect until October 31, 1999 (the “Initial Term”), or until such time as a successor agreement is negotiated in good faith and executed by the Parties, whichever is later. The Parties acknowledge that PaeTec has requested, effective as of October 19, 1999, that Bell Atlantic commence negotiation of a successor agreement with PaeTec, and that the arbitration window provided for in Section 252(b) of the Act shall be determined as from that date. The Parties have agreed to promptly enter into good faith negotiations to conclude any terms of such successor agreement that have not already been settled between the Parties as of October 28, 1999. Any notice of termination or request for negotiation issued by either Party prior to October 19, 1999 is rescinded.

9.	Change all references to “Reciprocal Compensation” to read “Intercarrier Compensation”.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

BELL ATLANTIC - NEW YORK		PAETEC COMMUNICATIONS, INC.

By:	/s/ Illegible	By:	/s/ Illegible

Title:	VICE PRESIDENT	Title:	EXECUTIVE VICE PRESIDENT